Filed under Rule 433
File No. 333-153353

Final Term Sheet

January 11, 2010

Issuer:	CMS Energy Corporation
Security:	6.25% Senior Notes due 2020
Aggregate Principal Amount Offered:	$300,000,000
Maturity:	February 1, 2020
Annual interest rate:	6.25%
Yield to maturity:	6.326%
Spread to Treasury:	250 basis points
Benchmark Treasury security:	3.375% due November 15, 2019
Benchmark Treasury yield:	3.826%
Interest payment dates:	February 1 and August 1
First interest payment date:	August 1, 2010
Public offering price:	99.436%
Optional redemption:	Make-whole call at any time at Treasury rate plus 50 basis points
Trade date:	January 11, 2010
Settlement date:	January 14, 2010 (T+3)
Ratings:	Ba1 / BB+ / BB+ (Moody’s / S&P / Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	J.P. Morgan Securities Inc. BNP Paribas Securities Corp. RBS Securities Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC
Co-Managers:	Comerica Securities, Inc. Goldman, Sachs & Co. KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Fifth Third Securities, Inc. The Williams Capital Group, L.P.
CUSIP/ISIN:	125896BE9 / US125896BE96

CMS Energy Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at (212) 834-4533, BNP Paribas Securities Corp. toll-free at (800) 854-5674, RBS Securities Inc. toll-free at (866) 884-2071, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or Wells Fargo Securities, LLC toll-free at (800) 326-5897.

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